EXHIBIT (d)(2)(i)

                                  AMENDMENT TO

                             SUB-ADVISORY AGREEMENT

         This AMENDMENT, dated as of November 17, 2003, amends the Sub-Advisory Agreement (as defined below) between Travelers Asset Management International Company LLC (the "Adviser"), on behalf of Capital Appreciation Fund (the "Trust"), and Janus Capital Management LLC (the "Sub-Adviser").

                                   WITNESSETH:

         WHEREAS, the Adviser and Sub-Adviser have previously entered into a sub-advisory agreement with respect to the Trust (the "Agreement"), dated April 3, 2003;

         WHEREAS, the Adviser and Sub-Adviser desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, the Adviser and the Sub-Adviser hereby amend and modify the Agreement:

         1. By adding the following sub-section (c) to Section 1 of the Agreement entitled Sub-Adviser Services:

         The Sub-Adviser shall be responsible for voting proxies on securities held by the Trust. The Sub-Adviser represents that it has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Trust and its shareholders, which policies and procedures describe how the Sub-Adviser addresses material conflicts of interest between its interests and those of the Trust with respect to proxy voting. The Sub-Adviser shall furnish the Adviser with such information reasonably requested by the Adviser, in such form as may be requested, as is necessary (1) for a summary description of the Sub-Adviser's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Trust to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         2. By adding the following new Section 12 to the Sub-Advisory
         Agreement:

         12. CONSULTATION WITH OTHER SUB-ADVISERS

         The Sub-Adviser shall not consult with any other sub-adviser to the Trust or any sub-adviser to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Trust in securities or other assets.

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                  Travelers Asset Management
                                                  International Company LLC

                                                  By: /s/ David A. Tyson
                                                     --------------------
                                                  As: PRESIDENT

                                                  Janus Capital Management LLC

                                                  By: /s/ B. Howe
                                                     ---------------------
                                                  As: Vice President